Exhibit 99.1

XOMA Reports Third Quarter 2021 Financial Results and Highlights Recent Operational Events

Added eight assets to its portfolio of potential milestone and royalty assets in 2021

NIS793 in combination with standard of care chemotherapy was granted Orphan Drug Designation for the treatment of pancreatic cancer

DAY101 received Rare Pediatric Disease Designation for the treatment of pediatric low-grade glioma

Ficlatuzumab received Fast Track Designation for the treatment of relapsed or recurrent head and neck squamous cell carcinoma

Earned $0.5 million milestone payment from Compugen after their partner, AstraZeneca, dosed the first patient in a Phase 1/2 study of AZD2936, a TIGIT/PD-1 bispecific antibody derived from COM902

Welcomed Heather L. Franklin to the Board of Directors, Joyce Chan as Vice President, Scientific Analysis, and Christopher Baldwin as Vice President, Legal

Board of Directors declared quarterly dividend payments for XOMAP and XOMAO

EMERYVILLE, Calif., November 4, 2021 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) reported its third quarter 2021 financial results and provided a recent operations update.

“Our portfolio of potential milestone and royalty assets continues to grow and advance in the clinic. In the third quarter, we acquired an economic interest in Checkmate Pharmaceuticals’ vidotulimod (CMP-001), and we were delighted to learn Compugen’s licensee, AstraZeneca, had dosed the first patient in a Phase 1/2 study with AZD2936, which triggered a $0.5 million milestone payment to XOMA from Compugen. Last month, we announced a significant transaction for XOMA, the purchase of rights to a 0.5% commercial payment on faricimab, a BLA-review-stage asset, for a $6 million upfront plus potential future milestone payments to Affitech SA. Three assets in our portfolio received special designations from the U.S. Food and Drug Administration. Additionally, there was meaningful progress amongst our portfolio as partners expanded their clinical development programs,” stated Jim Neal, Chief Executive Officer of XOMA.

“We have further strengthened XOMA’s team in the past few months. Heather L. Franklin, President and Chief Executive Officer of Blaze Bioscience, Inc., joined our Board of Directors this summer. We were very pleased to attract two accomplished talents: Joyce Chan joined as our Vice President, Scientific Analysis, and Christopher Baldwin as our Vice President, Legal. Joyce spent 16 years at Amgen, both as a scientist and in business development, licensing, and alliance management. Chris combines significant experience providing legal counsel with entrepreneurial experience, both of which are important for XOMA’s business operations and our lean operating structure.

“I am pleased with the progress both our team and our partners have made in 2021, and we express our gratitude to all of the patients who participate in our partners’ clinical trials,” Mr. Neal concluded.

Financial Results

XOMA recorded total revenues of $0.9 million for the third quarter of 2021, compared with $0.6 million in the third quarter of 2020. The increase for the three months ended September 30, 2021, as compared to the corresponding period of 2020, was primarily due to a $0.5 million milestone earned under our license agreement with Compugen Ltd., which was triggered by the dosing of the first patient in a Phase 1/2 study of AZD2936, a TIGIT/PD-1 bispecific antibody derived from COM902, that is being developed by AstraZeneca.

Research and development expenses were $30,000 and $34,000, respectively, for the third quarters of 2021 and 2020.

General and administrative (“G&A”) expenses were $4.3 million for the third quarter of 2021, compared to $3.2 million for the third quarter of 2020. The increase of $1.1 million for the three months ended September 30, 2021, as compared to the corresponding period of 2020, was due primarily to a $0.5 million increase in salaries and related expenses, a $0.3 million increase in consulting costs, and $0.1 million increase in legal and insurance costs.

In the third quarter of 2021, G&A expenses included $0.8 million in non-cash stock-based compensation expense, compared with $0.7 million in the third quarter of 2020. The Company’s net cash used in operations in the third quarter of 2021 was $3.1 million, as compared with $2.4 million during the third quarter of 2020.

In the third quarter of 2020, XOMA recorded $0.4 million in interest expense. In June 2021, the Company repaid its outstanding debt obligations to Silicon Valley Bank and Novartis in full.

Net loss for the third quarter of 2021 was $4.4 million, compared to net loss of $1.1 million for the third quarter of 2020.

On September 30, 2021, XOMA had cash of $68.8 million. The Company ended December 31, 2020, with cash of $84.2 million. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a unique role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934,

including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Revenue from contracts with customers	$550	$200	$1,094	$753
Revenue recognized under units-of-revenue method	390	357	1,121	1,051

Total revenues	940	557	2,215	1,804

Operating expenses:
Research and development	30	34	129	134
General and administrative	4,255	3,212	14,922	13,126

Total operating expenses	4,285	3,246	15,051	13,260

Loss from operations	(3,345)	(2,689)	(12,836)	(11,456)

Other (expense) income, net:
Interest expense	—	(434)	(461)	(1,484)
Loss on extinguishment of debt	—	—	(300)	—
Other (expense) income, net	(1,091)	2,046	(449)	2,046

Loss before income tax	(4,436)	(1,077)	(14,046)	(10,894)
Income tax benefit	—	—	—	1,526

Net loss and comprehensive loss	$(4,436)	$(1,077)	$(14,046)	$(9,368)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	—	(3,192)	—

Net loss available to common stockholders, basic and diluted	$(5,804)	$(1,077)	$(17,238)	$(9,368)

Basic and diluted net loss per share available to common stockholders	$(0.51)	$(0.10)	$(1.53)	$(0.89)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,311	11,019	11,279	10,537

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$68,757	$84,222
Restricted cash	3,417	1,611
Short-term equity securities	1,211	—
Trade and other receivables, net	518	263
Income tax receivable	—	1,526
Prepaid expenses and other current assets	969	443

Total current assets	74,872	88,065
Long-term restricted cash	—	531
Property and equipment, net	15	21
Operating lease right-of-use assets	240	359
Long-term royalty receivables	55,075	34,575
Long-term equity securities	—	1,693
Other assets	301	41

Total assets	$130,503	$125,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$598	$456
Accrued and other liabilities	1,325	642
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	191	179
Unearned revenue recognized under units-of-revenue method	1,541	1,452
Contingent liabilities	1,410	1,410
Current portion of long-term debt	—	8,088
Preferred stock dividend accrual	1,368	—

Total current liabilities	6,508	12,302
Unearned revenue recognized under units-of-revenue method – long-term	12,306	13,516
Long-term debt	—	12,764
Long-term operating lease liabilities	85	229
Other liabilities – long-term	20	50

Total liabilities	18,919	38,861

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 and zero shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Convertible preferred stock, 5,003 shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,311,231 and 11,228,792 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	85	84
Additional paid-in capital	1,306,582	1,267,377
Accumulated deficit	(1,195,132)	(1,181,086)

Total stockholders’ equity	111,584	86,424

Total liabilities and stockholders’ equity	$130,503	$125,285

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Investor contacts:
Juliane Snowden	Justin Frantz
XOMA	Solebury Trout
+1-646-438-9754	+1-973-441-9731
juliane.snowden@xoma.com	jfrantz@troutgroup.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1-310-403-8951

kathy@kathyvincent.com